EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Spectrian Corporation

The audits referred to in our report dated April 29, 1999, included the related financial statement schedule as of March 31, 1999, and for each of the years in the three-year period ended March 31, 1999, as listed in the index in item 14(a) 2 herein. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion, the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered to relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-38561, 33-25435, 33-49081, and 33-53079) on Form S-8 of Spectrian Corporation
of our report dated April 29, 1999, relating to the consolidated balance sheets of Spectrian Corporation and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations and other comprehensive income
(loss), stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, and the related schedule, which report appears in the March 31, 1999 Annual Report on Form 10-K of Spectrian Corportion.


                                                                 KPMG LLP

Mountain View, California
June 10, 1999